Exhibit 99.2

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
13-016		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Dennard-Lascar / 713-529-6600

Hornbeck Offshore to Commence Exchange Offer

for $450,000,000 of 5.000% Senior Notes Due 2021

August 30, 2013 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today the commencement, on Wednesday, August 28, 2013, of its offer to exchange any and all of the $450,000,000 aggregate principal amount of its outstanding 5.000% Series A Senior Notes due 2021 (CUSIPs 440543 AP 1 and U44070 AE 7) (collectively, the “Old Notes”), which were issued in a private placement and sold in accordance with Rule 144A or Regulation S under the Securities Act of 1933 (the “Act”), for an equal aggregate principal amount of its 5.000% Series B Senior Notes due 2021 (CUSIP 440543 AQ 9) (the “New Notes”). The issuance of the New Notes has been registered under the Act.

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes issued in March 2013. The primary difference is that the issuance of the New Notes has been registered under the Act and, therefore, the New Notes will be freely tradable by persons who are not affiliated with Hornbeck Offshore and will not contain terms relating to registration rights. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

Hornbeck Offshore will accept for exchange any and all original notes validly tendered in principal amounts equal to the minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof and not validly withdrawn before the expiration time of 5:00 p.m., New York City time on September 24, 2013 (the “Expiration Time”), unless extended. Original notes validly tendered may be withdrawn at any time before the Expiration Time only in accordance with the withdrawal rights set forth in the exchange offer prospectus under the caption “Exchange Offer — Withdrawal of Tenders.”

Copies of the exchange offer prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, Sixth & Marquette Avenue, Minneapolis, Minnesota 55479 or by calling 1-800-344-5128.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 58 vessels primarily serving the energy industry and has 23 additional high-spec Upstream vessels under construction for delivery on various dates through 2016.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions with respect to the exchange of New Notes for Old Notes. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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